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                                                                     EXHIBIT 4.7


                                                                         ANNEX I

                                SECOND AMENDMENT


                  SECOND AMENDMENT, dated as of June 28, 2001 (this "Amendment"), to the Credit Agreement, dated as of March 29, 2000, as amended by the First Amendment dated as of April 23, 2001 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among VIASYSTEMS GROUP, INC., a Delaware corporation ("Holdings"), VIASYSTEMS, INC., a Delaware corporation (the "US Borrower"), VIASYSTEMS CANADA, INC., a Quebec corporation (the "Canadian Borrower"), PRINT SERVICE HOLDING N.V., a company organized under the laws of the Netherlands ("Print Service" and together with the Canadian Borrower and any Future Foreign Subsidiary Borrower, the "Foreign Subsidiary Borrowers"), the several banks and other financial institutions from time to time parties thereto (the "Lenders"), THE CHASE MANHATTAN BANK OF CANADA ("Chase Canada"), as Canadian administrative agent (in such capacity, the "Canadian Administrative Agent"), CHASE MANHATTAN INTERNATIONAL LIMITED ("CMIL"), as the multicurrency administrative agent (in such capacity, the "Multicurrency Administrative Agent"), and THE CHASE MANHATTAN BANK ("Chase"), as administrative agent for the Lenders (in such capacity, the "Administrative Agent").



                                   WITNESSETH:

                  WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrowers; and

                  WHEREAS, the Borrowers have requested, and upon the effectiveness of this Amendment, the parties hereto have agreed, that certain provisions of the Credit Agreement be amended upon the terms and conditions set forth below;

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto hereby agree as follows:

                  SECTION 1. Defined Terms. Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. Unless otherwise indicated, all Section and subsection references are to the Credit Agreement.

                  SECTION 2. Amendments to Subsection 1.1 (Definitions). Subsection 1.1 of the Credit Agreement is hereby amended by:

         (a) deleting the definition of "Consolidated Senior Debt" in its entirety and substituting in lieu thereof the following:

                  "Consolidated Senior Debt": all Consolidated Total Debt other than (a) the Senior Subordinated Indebtedness and (b) the Investor Loans (including accreted or pay-in-kind interest in respect thereof), provided, that the exclusion in this clause (b) shall cease to apply in respect of any determination pursuant to subsection 13.1(c) for any period ending on or after the end of the second calendar quarter of 2003.


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         (b) deleting the amount "$40,000,000" where such amount appears in clause (A)(vii) of the definition of "Consolidated EBITDA" and substituting in lieu thereof the amount "$60,000,000".

         (c) adding the following definitions in the appropriate alphabetical order:

                  "Investor Loans": one or more loans made to the US Borrower by HMTF or an Affiliate thereof, any existing direct or indirect shareholder of Holdings as of June 28, 2001 and any other Person reasonably satisfactory to the Administrative Agent (collectively, the "Approved Investors") on the terms and conditions set forth in Exhibit B to the Second Amendment to this Agreement, which terms and conditions in any event (a) shall not provide for principal amortization prior to May 1, 2007, (b) shall provide that no cash interest shall be paid prior to May 1, 2007 with a rate no greater than 17% per annum and (c) while this Agreement is in effect or any Obligations remain outstanding, shall not include any covenants or default provisions other than (i) a cross-acceleration default with respect to the Indebtedness under this Agreement, (ii) payment of the Investor Loans in full at stated maturity and (iii) the change in control provision described in subsection 13.18(a).

                  "Second Quarter 2003 Compliance Date": the date on which the US Borrower shall have delivered financial statements for the fiscal quarter ended June 30, 2003 in compliance with subsection 12.1(b) (together with the relevant items required to be delivered concurrently pursuant to subsection 12.2).

                  SECTION 3. Amendment to Subsection 2.1 (US Revolving Credit Commitments). Subsection 2.1 of the Credit Agreement is hereby amended by adding the following sentences to the end of paragraph (a) thereof:

         "Notwithstanding anything to the contrary in this Agreement, the sum of the Revolving Credit Loans, Letter of Credit Outstandings and outstanding Swing Line Loans shall not at any time exceed $150,000,000. The requirements set forth in the preceding sentence shall cease to apply from and after the Second Quarter 2003 Compliance Date, provided, that on such date, no Default or Event of Default shall have occurred and be continuing (including, without limitation, pursuant to subsection 13.1 for the second calendar quarter of 2003)."

                  SECTION 4. Amendment to Subsection 2.2 (Termination or Reduction of US Revolving Credit Commitments). Subsection 2.2 of the Credit Agreement is hereby amended by adding the following sentences at the end of paragraph (b) thereof:

         "If at any time the sum of the Revolving Credit Loans, Swing Line Loans and the Letter of Credit Outstandings exceeds $150,000,000, the US Borrower shall within one Business Day make a prepayment equal to such excess amount, the proceeds of which shall be applied first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any


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         Letter of Credit Obligations then outstanding and last, to cash collateralize any outstanding Letters of Credit on terms reasonably satisfactory to the Administrative Agent. The requirements set forth in the preceding sentence shall cease to apply from and after the Second Quarter 2003 Compliance Date, provided, that on such date, no Default or Event of Default shall have occurred and be continuing (including, without limitation, pursuant to subsection 13.1 for the second calendar quarter of 2003)."

                  SECTION 5. Amendments to Subsection 13.1 (Financial Condition Covenants). Subsection 13.1 of the Credit Agreement is hereby amended as follows:

         (a) by deleting the portion of the table appearing in paragraph (a) thereof relating to the 2nd Calendar Quarter of 2001 through the 1st Calendar Quarter of 2003.

         (b) by deleting the portion of the table appearing in paragraph (b) thereof relating to the 2nd Calendar Quarter of 2001 through the 1st Calendar Quarter of 2003.

         (c) by deleting the portion of the table appearing in paragraph (c) thereof relating to the 2nd Calendar Quarter of 2001 through the 1st Calendar Quarter of 2003 and substituting in lieu thereof the following:



         Calendar Quarter                              Ratio
         ----------------                              -----
         2001     2nd                                  2.75 to 1.00
                  3rd                                  3.25 to 1.00
                  4th                                  4.00 to 1.00

         2002     1st                                  4.20 to 1.00
                  2nd                                  4.10 to 1.00
                  3rd                                  3.60 to 1.00
                  4th                                  3.15 to 1.00

         2003     1st                                  2.75 to 1.00


                  SECTION 6. Amendment to Subsection 13.2 (Limitation on Indebtedness). Subsection 13.2 of the Credit Agreement is hereby amended as follows:

         (a) by deleting clause (b)(ii) thereof in its entirety and substituting in lieu thereof the following:

         "(ii) Indebtedness of Foreign Subsidiaries of the US Borrower that are not Credit Parties to the Credit Parties in an aggregate Equivalent Amount outstanding not to exceed $50,000,000 at any one time,"

         (b) by adding a new clause (q) to the end thereof as follows:


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                  "(q) Indebtedness of the US Borrower pursuant to the Investor
         Loans in an aggregate principal amount not to exceed $150,000,000 plus the amount of any interest accreted or paid in kind in respect thereof (provided that the net proceeds of the first $100,000,000 thereof shall be applied to prepay Revolving Credit Loans within three Business Days after receipt)"

                  SECTION 7. Amendments to Subsection 13.8 (Limitation on Capital Expenditures). Subsection 13.8 of the Credit Agreement is hereby amended as follows:

                  (a) by deleting the amount "$130,000,000" where it appears therein corresponding to fiscal year 2001 and substituting in lieu thereof the amount "$110,000,000";

                  (b) by deleting the amount "$140,000,000" where it appears therein corresponding to fiscal year 2002 and substituting in lieu thereof the amount "$120,000,000"; and

                  (c) by deleting the period at the end of clause (iii) of the proviso in paragraph (a) thereof and adding a new clause (iv) to the end of such proviso as follows:

                  "and (iv) the amount described in the foregoing clause (ii) shall not be available for increasing the amount of capital expenditures that may be made during fiscal year 2002.".

                  SECTION 8. Amendments to Subsection 13.12 (Limitation on Sales and Leasebacks). Subsection 13.12 of the Credit Agreement is hereby amended by deleting the number "120" where it appears therein and substituting in lieu thereof the number "360".

                  SECTION 9. New Covenants. Section 13 is hereby amended by adding the following new subsections to the end thereof:

                  13.18. Investor Loans. (a) Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the Investor Loans except (i) pursuant to any such offer required by the documentation governing the Investor Loans upon the occurrence of a Change in Control or (ii) pursuant to a conversion thereof exclusively into Capital Stock of Holdings (provided that the terms of such Capital Stock shall not provide for any mandatory redemptions (other than upon the same types of events that would permit an acceleration of the Investor Loans pursuant to the permitted terms thereof) or cash payment of dividends prior to May 1,
         2007) or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Investor Loans or any preferred Capital Stock issued pursuant to clause (a)(ii) above (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or stated redemption date or reduce the amount of any payment of principal or liquidation preference in respect thereof or reduce the rate or extend any date for payment of interest or dividends thereon and (ii) does not involve the payment of a consent fee).


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                  13.19 Cash Accounts. (a) Permit the aggregate amount of cash or cash equivalents held by Holdings, the US Borrower and their respective Domestic Subsidiaries that is not held in Qualified Accounts (as defined below) to exceed $15,000,000; (b) permit the aggregate amount of cash or cash equivalents held by Foreign Subsidiaries in accounts maintained by Persons that are not Lenders to exceed $30,000,000; or (c) permit the aggregate amount of cash or cash equivalents held by Foreign Subsidiaries (whether or not held in accounts maintained by Lenders) to exceed $40,000,000. As used above, "Qualified Account" means any deposit account of the US Borrower or any Domestic Subsidiary in which the Administrative Agent has a perfected first priority security interest, in each case on terms and conditions satisfactory to the Administrative Agent. The requirements set forth in this Section 13.19 shall cease to apply from and after the Second Quarter 2003 Compliance Date, provided, that on such date, no Default or Event of Default shall have occurred and be continuing (including, without limitation, pursuant to subsection 13.1 for the second calendar quarter of 2003).

                  SECTION 10. Waiver. Each of the parties hereto waives compliance with subsection 13.1 of the Credit Agreement for the 2nd calendar quarter of 2001, provided, that this waiver shall expire on the earlier of (a) the date on which the US Borrower shall have received gross cash proceeds of at least $100,000,000 and net cash proceeds of at least $95,000,000 from the initial Investor Loan and (b) 5:00 p.m., New York City time, on July 19, 2001. The Borrower irrevocably agrees that during the period of this waiver it shall not borrow Revolving Credit Loans or Swing Line Loans or request the issuance of any Letter of Credit under the Revolving Credit Commitments if after giving effect thereto the aggregate outstanding amount of the Revolving Credit Loans, Swing Line Loans and Letter of Credit Outstanding would exceed $150,000,000.

                  SECTION 11. Representations and Warranties. After giving effect to this Amendment, Holdings and the US Borrower (and each Foreign Subsidiary Borrower, only as to itself, and its Subsidiaries) hereby confirm, reaffirm and restate that the representations and warranties set forth in
Section 10 of the Credit Agreement are true in all material respects as if made on and as of the date hereof except for any representation or warranty made as of the earlier date, which representation or warranty shall have been true and correct in all material respects as of such earlier date.

                  SECTION 12. Conditions to Effectiveness. This Amendment shall become effective upon receipt by the Administrative Agent of:

                  (a) Amendment to Credit Agreement. Counterparts of this Amendment, duly executed and delivered by Holdings, the US Borrower and the Foreign Subsidiary Borrowers.

                  (b) Amendment to Guarantee and Collateral Agreement. Counterparts of an amendment to the Guarantee and Collateral Agreement to the extent necessary to give effect to subsection 13.19(a) of the Credit Agreement, on terms and conditions satisfactory to the Administrative Agent, duly executed and delivered by each Credit Party party to the Guarantee and Collateral Agreement.


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                  (c) Lender Consent Letters. Lender Consent Letters (or
                  facsimile transmissions thereof) in the form of Exhibit A, duly executed and delivered by the Required Lenders consenting to the execution of this Amendment by the Administrative Agent.

                  (d) Fees. An amendment fee, for the account of the Lenders that have delivered a Lender Consent Letter to the Administrative Agent or its counsel no later than 5:00 p.m., New York City time, on June 28, 2001, in an amount equal to 0.15% of the aggregate amount of the Commitments in effect and Term Loans outstanding of such Lenders.

                  (e) Initial Investor Loan. Satisfactory evidence that the US Borrower shall have received gross cash proceeds of at least $100,000,000 and net cash proceeds of at least $95,000,000 from the initial Investor Loan, provided, that this paragraph
                  (e) shall not be a condition to the effectiveness of Section 10 of this Amendment.

                  (f) Expenses. Payment of all accrued amounts owing to the Administrative Agent pursuant to subsection 17.5 of the Credit Agreement.

                  SECTION 13. Continuing Effect of Credit Agreement. Except as expressly amended herein, the Credit Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

                  SECTION 14. Governing Law; Counterparts. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Amendment may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The execution and delivery of this Amendment by any Lender shall be binding upon each of its successors and assigns (including Transferees of its commitments and Loans in whole or in part prior to effectiveness hereof) and binding in respect of all of its commitments and Loans, including any acquired subsequent to its execution and delivery hereof and prior to the effectiveness hereof. This revision of this Amendment replaces and supersedes any prior revisions of this Amendment.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

                                     VIASYSTEMS GROUP, INC.,
                                       as Guarantor


                                     By: /s/ DAVID M. SINDELAR
                                        ----------------------------------------
                                     Name: David M. Sindelar
                                     Title: Chief Executive Officer


                                     VIASYSTEMS, INC.,
                                       as US Borrower


                                     By: /s/ DAVID M. SINDELAR
                                        ----------------------------------------
                                     Name: David M. Sindelar
                                     Title: Chief Executive Officer


                                     VIASYSTEMS CANADA, INC.,
                                       as Canadian Borrower


                                     By: /s/ DAVID M. SINDELAR
                                        ----------------------------------------
                                     Name: David M. Sindelar
                                     Title: Senior Vice President and
                                            Chief Financial Officer

                                     PRINT SERVICE HOLDING N.V.,
                                       as a Foreign Subsidiary Borrower


                                     By: /s/ DAVID M. SINDELAR
                                        ----------------------------------------
                                     Name: David M. Sindelar
                                     Title: Senior Vice President and
                                            Chief Financial Officer

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                                     THE CHASE MANHATTAN BANK,
                                       as Administrative Agent and Collateral
                                       Agent


                                     By: /s/ EDMOND P. DeFOREST
                                        ----------------------------------------
                                     Name: Edmond P. DeForest
                                     Title: Vice President